Exhibit 99.1

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Completes Acquisition of Westport Axle Corporation

Warren, MI – December 20, 2013 — Universal Truckload Services, Inc. (NASDAQ: UACL) today announced that it has completed the previously-announced acquisition of Westport Axle Corporation (“Westport”) for a cash purchase price of $123.0 million, subject to a post-closing adjustment. Based in Louisville, Kentucky, Westport is a provider of value-added warehousing and component distribution services to U.S. manufacturers of Class 4-8 trucks, RVs and super-duty trucks. Westport also machines and distributes steering knuckles and axle components for the automotive industry. For the year-ended December 31, 2012, Westport had operating revenues of $58.4 million, and $66.0 million for the nine months ended September 30, 2013.

“Westport is a great addition to Universal, and we welcome a talented group of people to our company,” stated Universal’s Chief Executive Officer, Scott Wolfe. “The integration of Westport’s value-added logistics capabilities and relationships with heavy truck manufacturers gives us many new business growth opportunities.”

In connection with the acquisition, Universal expanded its senior credit facility to provide for aggregate borrowing up to $300 million. As of closing, $237.5 million is borrowed under the facility, including funds required to conclude the acquisition.

About Universal:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, Mexico and Canada. We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes. We offer our customers a broad array of services across their entire supply chain, including transportation, value-added, and intermodal services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.